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                                                                    Exhibit 2.2

                    AGREEMENT FOR SUBSCRIPTION OF NEW STOCK


This Agreement has been signed on July 22, 2002 between Growell Metal Inc. (hereafter "the company") having its address in 319-8 Kasan-dong, Kumchon-gu, Seoul, Korea and Liquid Metal Technologies (hereafter "the subscriber") located in 258000 Commercentre Dr. Suite 100 Lake Forest, CA 92630, USA.

ARTICLE 1 (OBJECTIVE OF THE AGREEMENT)

Objective of this Agreement is to fix the right and obligation that will occur between the concerned parties in the participation of the subscriber as investor to the issuing of new stock to the third party, which will be executed by the company, and to specify various matters regarding business operation of the company after capital participation of the subscriber.

ARTICLE 2 (SUBSCRIPTION OF THE STOCK)

         1. The company shall issue newly common stock for USD $2,000,000, which is the investment amount by the subscriber, according to this Agreement and shall make it available to subscription of the subscriber, and the subscriber will subscribe the said stock from the company.

         2. Issuing value per share is estimated through arithmetic averaging of one month average final value, one week average final value and final value at the latest day for common stock of the company transacted in the association brokerage market by making the previous day before resolution date by the board of directors for this paid-in capital increase, as the starting point of reckoning. When the estimated value exceeds the final value at the latest day, the final value at the latest day shall be the issuing value.

         3. Number of stock to be issued: The subscriber will exchange USD $2,000,000 into Korean Won on or prior to the Closing Date (as defined below), and number of stock to be issued is fixed through calculation based on the issuing value specified in the pervious item. But the amount for stock of single digit number shall be returned.

         4. The payment of the subscription money by the subscriber and the issuance of the stock by the Company hereunder shall take place on July 29, 2002 or any other date mutually agreed upon by the parties


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                  (hereafter called as the "Closing Date"). The company should notify the subscriber of the detail paid-in account in writing before three business days from the Closing Date.

         5. The subscriber's subscription hereunder shall be subject to obtaining all necessary or desirable government approvals, clearances pre-clearances, acceptances and consents. For the avoidance of doubt, in case any of such government approvals, clearances pre-clearances, acceptances or consents is not obtained, the subscriber shall not be obligated to carry out any of its obligations hereunder.

ARTICLE 3 (STATEMENT AND GUARANTEE OF THE COMPANY)

The company states and guarantees matters in the following respective items as of the signing date and Closing Date of this Agreement.

         1. The company was founded lawfully pursuant to the laws of the Republic of Korea, which is the company under effectively continued existence. The company owns lawfully the assets of the company, and operates the company business in accordance with the related laws and regulations such as the commercial law, and normal practice of commerce.

         2. The company possesses all legal and actual rights required in signing of this Agreement and in the performance of the obligations pursuant to this Agreement.

         3. Number of stock to be issued by the company is 16,500,000 shares of common stock, whose par value per share is the amount of 500 Won, and other issue stock does not exist. Moreover, the company assures that convertible bonds and bonds with stock warrants do not exist.

         4. Stock to be subscribed by the subscriber according to this Agreement was issued lawfully and effectively. The said stock should be delivered to the account to be designated by the subscriber so that it can be transacted in KOSDAQ market within 20days after the Closing Date.

         5. Signing of this Agreement and issuing of new stock does not violate laws or regulations, or other related laws and ordinances, and it complies with the article of association of the company. It does not bring about breach of contract or other obligations for which the company is the concerned party.

         6. Except the things that the company provides to the subscriber in writing


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                  or notify officially through the securities registration
                  statement, there is no sues, mediation or administrative procedures, or other conflicts, which influence important impact to the company business and are currently under way or expected to occur.

         7. All information and documents provided by the company to the subscriber in connection with the transaction contemplated hereunder are accurate and complete in all material respects.

ARTICLE 4 (STATEMENT AND GUARANTEE OF THE SUBSCRIBER)

The subscriber states and guarantees matters in the following respective items as of the signing date and Closing Date of this Agreement.

         1. The subscriber possesses all legal rights required in signing and performance of this Agreement.

         2. Obligations of the company by this Agreement are lawful and effective, and they constitute legal obligations that can be executed against the company.

         3. The subscriber has taken actions required internally for signing of this Agreement.

         4. The subscriber does not violate the related laws and ordinances in relation with the signing of this Agreement, and does not conflict with the article of association of the subscriber, and does not bring about the breach of contract or default for which the subscriber is the concerned party.

ARTICLE 5 (PROMISSORY MATTERS UNTIL THE CLOSING DATE)

         1. The company operates the company business according to the related laws and ordinances, and normal practice of commerce until the Closing Date after signing of this Agreement. The company should not be divided or should not be merged with other companies, and major assets or business of the company should not be sold off, and stock of the third party, whole or important part of its business or asset should not be bought or subscribed.

         2. The company should not issue other new stock besides new stock to be issued to the subscriber until the Closing Date after signing of this Agreement.


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         3.       The company shall not make technical manpower of the company be retired against the will of the concerned employees or transfer to other companies or institutions.

ARTICLE 6 (TERMINATION)

         1. This Agreement is terminated in case of applying to one of the following respective items.

                  (1) By either party in case of mutual agreement between the concerned parties

                  (2) By either party when the other party materially breaches its statement, guarantee or engagement included in this Agreement

                  (3) By either party when the closing of the transactions contemplated hereunder is not made until Aug. 12, 2002 due to any cause beyond reasonable control by the concerned parties

         2. When this Agreement is terminated on account of item 1, this Agreement shall become ineffective immediately after the effective date of termination. But compensation for damage and other liabilities or obligations that have occurred prior to the termination date shall not be exempted.

ARTICLE 7 (GRIEVANCE SETTLEMENT)

For all disputes occurring pursuant to this Agreement, Seoul District Court shall be a competent court.

ARTICLE 8 (LAWS FOR CONFORMITY)

This Agreement shall be ruled or interpreted according to the laws of the Republic of Korea.

ARTICLE 9 (MISCELLANEOUS)

         1. The subscriber shall have the right to invest an additional amount of USD $2,000,000 within 6 months after the Closing Date under the terms and conditions substantially identical to those contained in this Agreement.

         2. This Agreement and its affixed documents shall substitute all advanced


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                  statements, understandings and agreements conducted in oral or writing between the concerned parties in connection with the objective of this Agreement on the signing date of this Agreement.

         3. The concerned parties shall not transfer their rights and obligations on this Agreement unless advanced written consent is obtained from the other party.

         4. This Agreement can be modified or revised only through the documents signed in writing and duly by the concerned parties.

To witness it, the concerned parties have signed this Agreement in the method of signing and sealing this Agreement by representatives or the duly authorized persons regarding the signing of agreement.


                                             July 22, 2002

/s/ Jeong Seo Park                           /s/ James Kang
---------------------------                  ----------------------------------
"The company"                                "The Subscriber"
Jeong Seo Park                               James Kang
Chairman of the board                        Chairman of the board
Growell Metal Inc.                           Liquidmetal Technologies
319-8 Kasan-dong, Kumchon-gu                 258000 Commercecentre Dr. Suite
Seoul, Korea                                 100 Lake Forest, Ca 92630